As filed with the Securities and Exchange Commission on March 12, 2004

                                                   Registration No. 333-________



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-2

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                              ---------------------

                          WAVERIDER COMMUNICATIONS INC.

             (Exact name of registrant as specified in its charter)

                 Nevada                                    33-30264030
       (State or other jurisdiction                     (I.R.S. Employer
     of incorporation or organization)               Identification Number)

                          255 Consumers Road, Suite 500
                         Toronto, Ontario Canada M2J 1R4
                                 (416) 502-3200

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              T. Scott Worthington
                   Vice President and Chief Financial Officer
                          WaveRider Communications Inc.
                          255 Consumers Road, Suite 500
                         Toronto, Ontario Canada M2J 1R4
                                 (416) 502-3200

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------

                                   Copies to:
                             David A. Broadwin, Esq.
                                 Foley Hoag LLP
                              155 Seaport Boulevard
                           Boston, Massachusetts 02210
                            Telephone: (617) 832-1000
                            Fascimile: (617) 832-7000

                             ----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-107885

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------



                         CALCULATION OF REGISTRATION FEE

                                           Amount            Proposed              Proposed
       Title of each class of               to be         maximum offering    maximum aggregate       Amount of
    securities to be registered          registered       price per share       offering price     registration fee
------------------------------------- ------------------ ------------------- --------------------- -----------------
Common stock, $.001 par value           2,000,000 (1)          $0.30 (2)           $600,000 (2)         $76.02


                                                        ----------------------

(1) This registration statement relates to the same offering conducted by the selling stockholders under our registration statement on Form S-2, Registration No. 333-107885 (the "Initial Registration Statement"). In accordance with Rule 462(b) under the Securities Act of 1933, as amended, this registration statement registers additional shares of common stock in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table contained in the Initial Registration Statement, which maximum aggregate offering price was $4,709,198.

(2) Estimated based on average of the bid and asked prices of our common stock as reported over-the-counter on the OTC Electronic Bulletin Board by the National Association of Securities Dealers, Inc. on March 8, 2004 pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

The registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

                                EXPLANATORY NOTE

         This registration statement is being filed to register an additional 2,000,000 shares of our common stock, par value $0.001 per share, pursuant to Rule 462(b) under the Securities Act of 1933, as amended. In accordance with Rule 462(b), this registration statement incorporates by reference the contents of our registration statement on Form S-2 (File No. 333-107885), which was declared effective on August 22, 2003, including all amendments and exhibits thereto and all information incorporated by reference therein, other than the exhibits included herein.

         The required opinions and consents are listed on the Exhibit Index attached to and filed with this registration statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada, on March 11, 2004.

                          WAVERIDER COMMUNICATIONS INC.

                               By: /s/ D. Bruce Sinclair
                                   ---------------------------------------------
                                   D. Bruce Sinclair, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                               TITLE                                  DATE
-----------------------                ------------------------------------          --------------
/s/ D. Bruce Sinclair                  Chief Executive Officer and Director          March 11, 2004
------------------------------
D. Bruce Sinclair

/s/ T. Scott Worthington               Vice President, Chief Financial               March 11, 2004
-------------------------------        Officer and Secretary
T. Scott Worthington

                     *                 Director                                      March 11, 2004
-------------------------------
Gerry Chastelet

                     *                 Director                                      March 11, 2004
-------------------------------
John Curry

                     *                 Director                                      March 11, 2004
-------------------------------
Michael J. Milligan

                     *                 Director                                      March 11, 2004
-------------------------------
Cameron Mingay

                     *                 Director                                      March 11, 2004
-------------------------------
Dennis R. Wing


* By: /s/ D. Bruce Sinclair
      -----------------------------------
      D. Bruce Sinclair, Attorney-in-Fact


                                INDEX TO EXHIBITS

Exhibit Number    Exhibit Description
--------------    -------------------
5.1               Opinion of Foley Hoag LLP

23.1              Consent of Wolf & Company, P.C.

23.2              Consent of Foley Hoag LLP (included in Exhibit 5.1)

24.1 Power of Attorney (previously filed on the signature page to our registration statement on Form S-2 (SEC No. 333-107885) filed with the SEC on August 12, 2003)